Exhibit 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is by and between ReserveOne, Inc. (the “Company”) and Jaime Leverton (the “Executive”).

Introduction

The Executive is currently employed with the Company. Whereby the Company desires to continue to employ the Executive pursuant to the terms and conditions set forth herein, and the Executive wishes to continue to be employed by the Company on such terms and conditions. The Executive will continue to be a key employee of the Company, with significant access to information concerning the Company and its business. The disclosure or misuse of such information or engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employment with the Company, on the terms and subject to the conditions of this Agreement, which Agreement will be effective as of June 10, 2025 (the “Effective Date”) and will continue until terminated in accordance with this Agreement (such period, the “Employment Period”).

2. Duties. During the Employment Period, the Executive will serve as Chief Executive Officer reporting to the Company’s board of directors (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as consistent with the Executive’s position. The Executive’s duties, authority, responsibilities, and reporting relationship may be amended by the Company from time to time. In addition, Executive agrees to serve as an officer and/or director/manager of the Company and/or one or more of its affiliates if elected or appointed, in each case, without additional compensation.

3. Full Time; Best Efforts. During the Employment Period, the Executive shall devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and to the promotion of the business and affairs of the Company. The Executive shall not engage in any other commercial activity; provided, however, that the Executive may, with the approval of the Board, serve on a board of directors of a company, so long as such service does not represent a potential conflict of interest or interfere with the performance of the Executive’s duties and responsibilities hereunder or violate the terms of this Agreement or the Restrictive Covenant Agreement. Similarly, the Executive may engage in charitable or civic endeavors so long as they do not interfere with the performance of the Executive’s duties and responsibilities hereunder or violate the terms of this Agreement or the Restrictive Covenant Agreement. The Executive shall not engage in any other activity which could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder or violate the terms of this Agreement or the Restrictive Covenant Agreement.

4. Compensation and Benefits. During the Employment Period, the Executive shall be entitled to compensation and benefits as follows:

(a) Base Salary. The Executive will receive a salary at the rate of $500,000 annually (pro-rated for partial years during the Employment Period), in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly in arrears. The Executive’s rate of base salary, as in effect from time to time, (the “Base Salary”) will be reviewed at least annually by the Board (or committee thereof) and may not be decreased, except in connection with a proportionate reduction of the salaries of all the Company’s other executive officers.

(b) Bonus. Commencing in the calendar year in which the Company consummates a business combination meeting the requirements of IM-5101-2(b) of the NASDAQ Listing Rules (the date of such consummation, “Consummation Date”) and for each calendar year thereafter during the Employment Period, the Executive will have the opportunity to earn an annual bonus (the “Annual Bonus”) with a target bonus opportunity of $700,000 (the “Target Bonus”), prorated for the partial calendar year in which the Consummation Date occurs. The actual Annual Bonus payable to the Executive, if any, may be more or less than the Target Bonus and will be determined by the Board (or committee thereof), in its sole discretion, based on the achievement of corporate and/or personal objectives established by the Board (or committee thereof). Except as otherwise provided herein or determined by the Board (or committee thereof), payment of any otherwise earned Annual Bonus will be conditioned on Executive’s continued employment service (“Continued Service”) through the date that annual bonuses are paid to the Company’s executive officers generally with respect to the applicable year. Continued service will be deemed to end on the later of (a) the last day on which the Executive provides services to the Company, and (b) if the Executive is entitled to notice of termination in accordance with the Ontario Employment Standards Act, 2000 and its Regulations, as amended (the “ESA”), the last day of the Executive’s statutory minimum notice period. No period of notice, pay in lieu of notice, salary continuance, or severance pay that is given or ought to have been given to the Executive under the terms of this Agreement or the common law in respect of such termination will extend the date of termination of continued service for the purposes of determining the Executive’s entitlements under this Agreement (regardless of whether the termination is lawful or unlawful), except for any statutory minimum notice period to which the Executive is entitled under the ESA.

(c) Equity-Based Awards. During the Employment Period, subject to the Company’s adoption of an equity incentive plan (as may be amended, modified, and/or restated from time to time, the “Equity Plan”), the Executive shall be eligible under the Equity Plan to receive equity or equity-based awards (the “Equity Awards”) as determined by, and subject to the approval of, the Board (or committee thereof). As soon as administratively practicable following the later of the adoption of the Equity Plan and the consummation of a business combination meeting the requirements of IM-5101-2(b) of the NASDAQ Listing Rules, and subject to approval by the Board (or committee thereof), such Board (or committee) shall consider an initial Equity Award in a target amount equal to 25% of the Equity Plan share reserve as of the date of grant (the “Initial Award”), which Initial Award will be granted fifty percent (50%) in the form of restricted stock units and fifty percent (50%) in the form of stock options, in each case, which shall vest as to twenty-five percent (25%) of the Initial Award on each of the first, second, third and fourth anniversaries of the date of grant of the Initial Award (each, a “Vesting Date”), subject to the Executive’s Continued Service and continued compliance with any restrictive covenants by which Executive may be bound in favor of the Company on the applicable Vesting Date. There shall be no partial vesting if the Executive is no longer employed by the Company on the applicable Vesting Date. The grant of the Initial Award and any subsequent Equity Award shall be subject to the Executive’s Continued Service and continued compliance with any restrictive covenant by which the Executive may be bound through the applicable grant date and will be subject to the terms and conditions of the Equity Plan and any award agreement granted thereunder in respect of any such award. The size of the Equity Plan share reserve is expected to be in the 6% to 10% range of the fully diluted shares outstanding of the Company. For the avoidance of doubt, any grant of any Equity Award, including the Initial Award, under the Equity Plan (including the amount, terms and timing thereof) will be entirely within the discretion of the Board (or committee thereof).

(d) Benefits. The Executive shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the terms and conditions of such plans, as in effect from time to time. Nothing contained herein or otherwise shall limit the Company’s or any of its affiliates’ ability to amend, suspend, or terminate any employee benefit plan or policy, at any time without providing notice, and the right to do so is expressly reserved.

(e) Vacation. The Executive will be entitled to accrue vacation time and vacation pay in accordance with the Company’s policies, as in effect from time to time.

(f) Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company in accordance with the Company’s expense reimbursement policies.

(g) Withholding. The Company may withhold from compensation payable to the Executive all applicable federal, provincial and local withholding taxes and any other deductions authorized by the Executive in writing or required by applicable law.

5. Restrictive Covenant Agreement. In consideration of the good and valuable consideration received hereunder, the Executive will promptly execute the Confidentiality, Intellectual Property Assignment and Restrictive Covenant Agreement attached hereto as Appendix A (the “Restrictive Covenant Agreement”).

6. Termination.

(a) General. The term of the Executive’s employment with the Company under this Agreement shall commence on the Effective Date and continue on an indefinite basis, unless terminated in accordance with this Agreement.

(b) Definitions. As used herein, the following terms shall have the following meanings:

“Cause” means just cause for the termination of the Executive’s employment as defined under the common law of Ontario.

“Disability” means Executive’s inability to substantially perform his or her duties to the Company as a result of incapacity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least twelve (12) months.

“Good Reason” for resignation shall exist upon, without the Executive’s written consent: (a) a material reduction of the Executive’s Base Salary (other than a reduction permitted by Section 4(a)); (b) a material reduction of the Executive’s Target Bonus below that specified in Section 4(b); (c) any material breach by the Company of any material provision of this Agreement; or (d) a material adverse change in the Executive’s title, authority or duties; provided that no such event or condition in clauses (a) through (d) shall constitute Good Reason unless (x) the Executive gives the Company a written Notice of Termination not more than thirty (30) days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice (the “Cure Period”), and (z) the Executive’s termination occurs within five (5) days following the end of the Cure Period.

“Termination Date” with respect to the Executive’s employment shall mean (a) if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death; (b) if the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability; (c) if the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive, subject to the expiration of any applicable cure period; (d) if the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination; which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; and (e) if the Executive terminates his or her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which date, if Executive terminates his or her employment with Good Reason, shall be within five (5) days following the Cure Period.

(c) Termination for Cause; Disability, Death, or without Good Reason. The Executive’s employment hereunder may be terminated by the Company for Cause, the Executive’s Disability or Death, or by the Executive without Good Reason, and in each case, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unpaid vacation pay which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive as of the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 6(c)(i) through 6(c)(iii) are referred to herein collectively as the “Accrued Amounts”.

In addition to the Accrued Amounts, the Executive shall be entitled to receive only the minimum period of notice of termination, or payment in lieu of notice of termination, severance pay, benefits continuation, and any other minimum entitlements required by the ESA.

(d) Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment ceases due to a resignation by the Executive for Good Reason or a termination by the Company without Cause (excluding due to Disability or Death), in each case, the Executive shall be entitled to receive the Accrued Amounts and only the greater of (i) and (ii) below:

(i)	the minimum period of notice of termination, or payment in lieu of notice of termination, severance pay, benefits continuation, and any other minimum entitlements required by the ESA;

(ii)	conditional upon the Executive’s execution and delivery of a separation agreement and release of claims in favor of the Company, its affiliates and their respective officers and directors in a form and of a substance to be provided by the Company (the “Release”), a separation package consisting of:

(A)	a lump sum payment equal to one (1) times the sum of the Executive’s Base Salary, which shall be paid within thirty (30) days following the Termination Date;

(B)	a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (ii) fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid in the calendar year following the calendar year in which the Date of Termination occurs on the later of the first regularly scheduled payroll date following the date the Release is signed and the date that annual bonuses are paid to similarly situated executives; and

(C)	continuation of the Executive’s coverage under the Company’s benefit plans for the duration of the statutory notice period prescribed by the ESA and thereafter, continuation of the Executive’s health and dental benefits coverage only for a 12-month period following the Termination Date, in accordance with all applicable benefit plan terms and conditions; provided that such benefits shall cease on the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

The treatment of any outstanding equity awards shall be determined in accordance with the terms of the ReserveOne, Inc. 2025 Omnibus Incentive Plan (the “Plan”) and the applicable award agreements.

(e) Notice of Termination. Any termination by the Company or Executive for any reason shall be communicated by a Notice of Termination given in accordance with Section 7. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(f) Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company, and as an officer, manager or member of the board of directors or managers (or a committee thereof) of any of the Company’s affiliates. The Executive agrees to execute any and all documents appropriate to evidence such resignations and will not be entitled to any additional payments or compensation of any kind as consideration for doing so.

7. Suspension and Temporary Layoffs. The Company reserves the right to place the Executive on a temporary unpaid layoff in accordance with the ESA should business needs require. A temporary layoff will not be considered a breach of this Agreement, a constructive dismissal, or a termination of the Executive’s employment unless it is deemed to be one under the ESA. The Company further reserves the right to place the Executive on a temporary suspension, with pay, where the Company considers it necessary for its operational and/or business needs or to conduct an investigation. Any such suspension will not constitute a breach of this Agreement, a temporary layoff, or a termination of the Executive’s employment.

8. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

9. Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada as applicable therein. Any disputes relating to this Agreement will be adjudicated in the courts and/or tribunals of Ontario.

10. Amendments. This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and the Executive.

11. No Waivers. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

12. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment. In the event the Company consummates a business combination meeting the requirements of IM-5101-2(b) of the NASDAQ Listing Rules, this Agreement shall be deemed automatically assigned to the applicable party thereto or surviving entity whose equity interests are listed on the applicable NASDAQ market.

13. Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.

14. Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. No Conflicting Agreements. The Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his or her duties to the Company or his or her obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.

16. WAIVER AND RELEASE. The Executive waives any and all claims against or liability of CC Capital Partners, LLC, a Delaware limited liability company (“CC Capital”) and its affiliates, and all present and former directors, officers, agents, representatives, employees, investors, shareholders, members, managers, partners, successors and assigns of CC Capital and its affiliates, specifically including Chinh E. Chu (collectively, the “Released Parties”), and hereby releases and forever discharges the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Agreement becomes effective and enforceable) and whether known or unknown, suspected or unsuspected, filed or unfiled, or claimed against any of the Released Parties which Executive, his or her spouse, or any of his or her heirs, executors, administrators or assigns, have or may have, including, but not limited to, any allegation, claim or violation, arising under: the ESA; the Accessibility for Ontarians with Disabilities Act, 2005, or under any other federal, state or local civil or human rights law, or under any other local, province, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of CC Capital, or any claim or demands related to wages, salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, infliction of emotional harm or distress, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

17. Interpretation. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

18. Accessibility. The Company is committed to offering an accessible workplace to all employees, in compliance with the Accessibility for Ontarians with Disabilities Act, 2005, and will make reasonable accommodations for people with disabilities upon request.

19. Independent Legal Advice. The Executive acknowledges that the Company has provided the Executive with a reasonable opportunity to obtain independent legal advice with respect to this Agreement, and that the Executive has read and understood the terms outlined above.

This Agreement has been executed and delivered on October 9, 2025.

RESERVEONE, INC.

By:	/s/ Sebastian Bea
Name:	Sebastian Bea
Title:	President

EXECUTIVE

/s/ JAIME LEVERTON
JAIME LEVERTON

Appendix A

Confidentiality, Intellectual Property Assignment and Restrictive Covenant Agreement

(attached)

RESERVEONE, INC.

Confidentiality, Intellectual Property Assignment and
Restrictive Covenant Agreement (the “Agreement”)

In consideration for the rights and benefits provided to me under the employment agreement between me and ReserveOne, Inc. (the “Company”), effective as of the date I execute it (the “Employment Agreement”), to which this Confidentiality, Intellectual Property Assignment and Restrictive Covenant Agreement (this “Agreement”) is attached as Appendix A, I agree to abide by all of the terms and conditions of this Agreement. I acknowledge and agree that this Agreement, and the terms and conditions herein, are material terms of my employment relationship with the Company, and that the Company would not employ me but for my execution of, and compliance with, this Agreement. I agree as follows:

1. Confidential Information.

(a) I acknowledge that the Company is engaged in a highly competitive industry and that it must protect its proprietary and confidential information and trade secrets against unauthorized use or disclosure, which would irreparably harm the Company’s interests. I acknowledge that I recognize that the disclosure by the Company of certain Confidential Information (as defined below) will be necessary and useful to my performance of job duties or services for the Company. As a result, I will be provided Confidential Information that could be used by competitors and customers of the Company Parties (as defined below) in a manner that would irreparably harm the Company’s competitive position in the marketplace. Except as authorized or directed by the Company in connection with the proper performance of my duties and obligations, or as provided below, I shall not, at any time during my employment with the Company or at any time after my employment with the Company ends (whether the relationship is terminated by me or the Company, with or without Cause or Good Reason), directly or indirectly, use, disclose, exploit, remove, copy, or make available to any other person or entity any Confidential Information, including for my own personal use or advantage or for the use or advantage of any person or entity other than the Company (as defined below), except as otherwise explicitly provided herein.

(b) “Confidential Information” means the following nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning, created by, or relating to any of the Company Parties (as defined below), and any of their respective customers or suppliers: information on finance, structure, business plans, employee performance, staffing, compensation of others, research and development, operations, Inventions (as defined below), manufacturing and marketing, strategies, customers, files, keys, certificates, passwords and other computer information, as well as information that may be identified as confidential or proprietary, that the Company receives from others under an obligation of confidentiality or which is required to be maintained as confidential under governing law or regulation. For purposes of this Agreement, (i) the “Company Entities” means the Company, and its parents, subsidiaries, and affiliates; and (ii) the “Company Parties” means, collectively, each and all of the Company Entities, CC Capital Partners, LLC, a Delaware limited liability company (“CC Capital”), and each and all of their respective current and former parents, subsidiaries, affiliates, shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives, and agents.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement, the Employment Agreement, or any other agreement or Company policy shall prevent me from, or expose me to criminal or civil liability under applicable law for: (i) directly or indirectly sharing any Company Entity’s trade secrets or other Confidential Information (except information protected by any Company Entity’s attorney-client or work product privilege) with law enforcement, an attorney, or with any federal, provincial, territorial, or local government agencies, regulators, or officials (including, but not limited to, any commission or division of human rights, an attorney general, or similar provincial, territorial or local analogue) (collectively, “Government Entities”), for the purpose of investigating or reporting a suspected violation of law (including any whistleblower or whistleblower retaliation claim), whether in response to a subpoena or otherwise, without notice to the Company Entities; or (ii) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, I shall not be prohibited from discussing or disclosing information related to my general job duties or responsibilities and/or regarding employee wages or benefits, in accordance with applicable law, or from communicating truthfully with any Government Entities.

2. Protected Property. I acknowledge and agree that all property, proprietary materials, Confidential Information, documents, records, files, memoranda, email, computer media, software, equipment (including laptops, iPhones, iPads, smartphones, tablets, and other devices), system and software login information, passwords, access codes, authorization codes (to the extent such passwords, access codes, or authorization codes relate in whole or in part to the Company Parties’ respective businesses, data rooms, systems, sites, or information), telephone numbers, email addresses, messaging contact information, identification cards, keys, and any other materials in any form (whether paper, electronic, or otherwise, and all copies thereof) relating or belonging to any of the Company Parties (collectively “Protected Property”), created by me or coming into my possession, custody, or control, in whole or in part, during the course of my employment with the Company or affiliation with any of the Company Parties, are the sole property of the Company Parties. Upon the termination of my employment with the Company for any reason, or upon the request of the Company at any time, I agree to promptly deliver all Protected Property (including all Confidential Information) to the Company, and to then promptly destroy any copies of any Confidential Information remaining in my (or my family members’) possession, custody, or control, including on any computers, laptops, disks, drives, email accounts (including Gmail, Yahoo, and any other email accounts, systems, or applications), instant messaging accounts (including texts, iMessage, WhatsApp, and any other messaging accounts, systems, or applications), storage clouds, paper files, and any and all other repositories or locations in which such information may be stored. At no time will I remove or copy or cause to be removed from the premises of the Company any original or copy of any Protected Property except in furtherance of my proper duties to the Company and in accordance with the terms of this Agreement and all applicable Company policies and procedures.

3. Developments.

(a) All inventions, know-how, knowledge, discoveries, data, technology, designs, innovations, developments, inventions, formulae, algorithms, systems, works of authorship and improvements, and any and all documents, information (including Confidential Information) or things relating thereto (whether or not patentable and whether or not copyrightable), within the scope of or pertinent to any business or research in which the Company or any other Company Entity is engaged or (if such is known to or ascertainable by me) considering engaging, which are created, invented, developed, conceived, discovered or reduced to practice by me, solely or jointly with others, in whole or in part, during the course of my employment with the Company or any of the Company Entities, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property (the foregoing, individually and collectively, “Inventions”) are the sole and exclusive property of the Company; provided that “Inventions” will not include any invention that satisfies each of the following prongs: (i) I developed the invention entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information, (ii) the invention does not relate, at the time of conception or reduction to practice, to the Company’s business or actual or demonstrably anticipated research or development, and (iii) the invention does not result from any work I have performed for the Company. The Company has the full worldwide right to use any, assign, license and/or transfer all rights in, with, to, or relating to any Inventions (and all intellectual property rights therein), to develop products, to effect its development, marketing and sales activities and to otherwise freely use such Inventions in the conduct of its business operations. I agree to assign and hereby assign to the Company all of my rights, title and interest in any Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in Canada, the United States and elsewhere, and appoint any officer of the Company as my duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, I will execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in Canada, the United States and in any foreign country with respect to any Invention.

(b) I will promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings or in such form as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records are and remain the sole property of the Company at all times.

(c) If any Invention is not the property of the Company by operation of law, this Agreement or otherwise, I will, and I hereby do, assign to the Company all right, title and interest in such Invention, without further consideration, and will assist the Company and its nominees in every way, at the Company’ s expense, to secure, maintain and defend the Company’ s rights in such Invention. I will sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of Canada, the United States, or any foreign country which the Company desires to file and relates to any Invention. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive my death or incapacity), to act on my behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by me.

(d) To the maximum extent allowable by law, I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) in the course of the performance of my employment and which are protectable by copyright are “works made in the course of employment,” as that term is defined in the Copyright Act (Canada). To the extent any such works of authorship do not qualify as “works made in the course of employment,” as that term is defined in the Copyright Act (Canada), then I will, and I hereby do, assign to the Company all right, title and interest, including copyrights, in such works of authorship.

(e) Attached hereto as Exhibit I is a list of all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by me prior to the commencement of my employment (collectively, the “Prior Inventions”), which belong to me and which relate directly to the business of the Company Entities and which are not assigned to the Company hereunder; (or if no such list is attached, I represent that there are no such Prior Inventions that relate to the business of the Company). If, in the course of my employment, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and has a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine, or any enhancements or extensions thereof.

4. Nondisparagement and Cooperation. Except as provided in Section 1(c) above, during my employment and at all times thereafter:

(a) I agree that I will not, whether in private or in public, directly or indirectly, disparage or otherwise take any action that could reasonably be expected to harm the reputation of any Company Party or any Company Party’s products or practices services.

(b) I agree that in the event I am served with a subpoena, summons to witness, document request, information request, interrogatory, or any other legal process that will or may require me to disclose any Confidential Information, whether during my employment or thereafter, I will (i) immediately notify the Company of such fact, in writing (both by email and by FedEx or UPS overnight delivery), and provide a copy of such subpoena, summons to witness, document request, information request, interrogatory, or other legal process, unless such subpoena, summons to witness, document request, interrogatory, or other legal process both is from a court or governmental agency and explicitly prohibits me from doing so, and (ii) to the maximum extent possible, not make any disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

(c) I will cooperate with the Company Entities and their counsel with respect to litigation, investigations, audits, governmental proceedings and all similar matters that relate to events occurring, in whole or in part, during my employment. My cooperation shall include being available to meet with and provide information to the Company Entities and their counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and provide truthful testimony (including via affidavit, deposition, examination for discovery, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed or summonsed. The Executive will render such cooperation in a timely manner on reasonable notice from the Company or any Company Entity. Following my employment, the Company and the Company Entities will exercise reasonable efforts to limit and schedule the need for my cooperation so as not to materially interfere with my other professional obligations.

5. Survival and Assignment by the Company.

(a) I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of my employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.

(b) I acknowledge that each and all of the Company Parties are intended third party beneficiaries of this Agreement. I agree that the Company may assign this Agreement to a successor to or acquirer of any portion of its business or assets, without my consent.

6. Construction; Severability. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope, and “including” shall be construed as “including without limitation.” This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision(s) shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

7. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that my employment with the Company may be terminated by the Company or me in accordance with the Employment Agreement.

8. Non-Solicitation and Non-Competition.

(a) I agree that during the period of my employment and for twelve (12) months after my employment ends for any reason (whether the relationship is terminated by me or the Company, with or without Cause or Good Reason), I will not do any of the following, whether on behalf of or for the benefit of myself or any other person or entity, whether on my own or as an actual or prospective employee, principal, partner, owner, officer, director, individual, member, consultant, contractor, volunteer, representative, agent, or in any other capacity whatsoever and whether or not for compensation, except on behalf of the Company:

(i) solicit, induce, encourage, attempt to solicit, induce or encourage or participate in soliciting, inducing, or encouraging any employee, member, partner, officer, director, contractor, investor, lender, partner, supplier or other business relation of any of the Company Entities to terminate or alter his, her or its relationship with the Company Entity;

(ii) perform or provide, or attempt to perform or provide, Competitive Services to any Customer or Potential Customer (as those terms are defined below); or

(iii) establish, invest in, engage in, market for, promote or perform services for another enterprise engaged in Competitive Services anywhere within North America; provided, however, that my ownership of five percent or less of the outstanding publicly traded capital stock of any company will not violate this paragraph, provided that I have no other relationship with such company.

(b) For purposes of this Agreement:

(i) “Competitive Services” means management of key executives and strategic decision-making related to a cryptocurrency reserve strategy business or other cryptocurrency asset management business.

(ii) “Customer or Potential Customer” means any person or entity who or which, at any time during the preceding two (2) years (while I am still employed or engaged by the Company) or during the two (2) years preceding the end of my employment (once I am no longer employed or engaged by the Company): (A) contracted for, was billed for or received from the Company Entities any product and/or service; or (B) was solicited by the Company Entities in an effort to sell to such person or entity the products and/or services of the Company; and in the case of either (A) or (B), as a result of business efforts in which I was involved in the course of performing my employment duties, or of which I was or should have been aware through reasonable diligence.

9. Legal and Equitable Remedies.

(a) I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company for which there would be no adequate remedy at law and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

(b) I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.

(c) If I am found to have been in breach of Section 8 of this Agreement, the restrictions described in that section will be extended by the period equal to the length of time I was in breach of that section.

10. Reasonableness of Restrictions. I have read this entire Agreement, understand it and have had the opportunity to review it with counsel. I agree that this Agreement does not prevent me from earning a living or pursuing my career and that I have the ability to secure other non-competitive employment using my marketable skills. I agree that the restrictions contained in this Agreement, including the duration and scope thereof, are reasonable, proper and necessary to protect the Company’s legitimate business interests, including without limitation the Company’s intellectual property rights, Confidential Information and goodwill. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

11. Notification of New Employer. In the event that I leave the employ of the Company, I authorize the Company to provide notice of my obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide or propose to provide services.

12. Governing Law. This Agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of province of Ontario and the federal laws of Canada as applicable therein. Any disputes relating to this Agreement will be adjudicated in the courts and/or tribunals of Ontario.

13. Entire Agreement; No Waiver. This Agreement, together with the Employment Agreement to which it is attached, replaces and supersedes any and all previous or existing agreements, arrangements, or understandings, whether oral or written, between me and any Company Entity relating to the terms and conditions of my employment with the Company and my relationship with the Company Entities. I specifically acknowledge and agree that notwithstanding any discussions or negotiations I may have had with any of the Company Entities prior to the execution of this Agreement, I am not relying on any promises or assurances other than those explicitly contained in this Agreement or the Employment Agreement. This Agreement and the Employment Agreement contain the entire agreement and understanding of the parties with respect to the matters set forth herein, and the terms and conditions of my employment can be modified only in an agreement signed by me and the Company’s President. No provision of this Agreement may be amended modified, waived, or discharged except as agreed to in a writing signed by both me and the Company’s President. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Confidentiality, Intellectual Property Assignment and Restrictive Covenant Agreement as of the date set forth below.

Signed:	/s/ Jaime Leverton	Date: October 9, 2025
(sign name above)

Print Name: Jaime Leverton

Exhibit I
Prior Inventions

None